Exhibit 99.1

Videocon d2h Limited, India's Fastest Growing Direct-To-Home Pay-TV Provider, Completes Initial Listing On Nasdaq

Listing completed through transaction with Silver Eagle Acquisition Corp., founded by Harry Sloan and Jeff Sagansky

First Indian media company to list on NASDAQ; Transaction represents one of the largest U.S. media investments in India

Equity shares issued to Silver Eagle stockholders, represented by American Depositary Shares (ADSs), valued at approximately $453 million based on the opening price of $12.00 per ADS on NASDAQ today

LOS ANGELES, April 1, 2015 /PRNewswire/ -- With the Indian economy among the fastest growing worldwide and the government headed by Prime Minister Narendra Modi encouraging foreign investment, Videocon d2h Limited ("Videocon d2h"), the fastest growing direct-to-home (DTH) Pay-TV provider in India, completed its initial listing on the NASDAQ Global Select Market. The listing was completed through a business combination transaction with Silver Eagle Acquisition Corp., founded by Harry Sloan and Jeff Sagansky, pursuant to which Silver Eagle contributed approximately $273.3 million to Videocon d2h in exchange for equity shares of Videocon d2h represented by American Depositary Shares ("ADSs") which were distributed to Silver Eagle's stockholders. Public trading of the Videocon d2h ADSs on NASDAQ under the ticker "VDTH" commenced at the opening of trading today, April 1, 2015.

As of the opening of trading today, the approximately 37.75 million Videocon d2h ADSs issued to Silver Eagle stockholders were valued at approximately $453 million based on the opening price of $12.00 per ADS on NASDAQ today.

Silver Eagle's capital infusion in Videocon d2h represents one of the largest platform investment deals in Indian media by U.S. investors.

As a result of the transaction, media investors now have the unique opportunity to participate early in one of most vibrant Pay-TV markets in the world. The Indian economy is creating new Pay-TV households throughout India, and Videocon d2h has led the industry in active new subscriber growth for the last four years.

Mumbai-based Videocon d2h distributes over 500 digital television channels and other video and audio services to subscribers via direct satellite feeds. With a strong consumer brand and a national footprint, Videocon d2h is the first satellite TV service in India to roll out the 4K format and is the only Pay-TV operator which operates its own service centers. Videocon d2h commenced DTH operations in July 2009 and has since grown to a gross subscriber base of 13 million and a 20% DTH market share.

Silver Eagle's management team has significant operating and deal-making experience in the global Pay-TV/channels sector. Sloan is the former CEO of MGM Studios and during his tenure, he operated the MGM channel in India as well as MGM themed channels in several other markets around the world. In addition, Sloan was the Founder, Chairman and CEO of SBS Broadcasting, which had Europe's second largest broadcast footprint including substantial assets in high-growth emerging markets. Jeff Sagansky, as Co-President of Sony Pictures Entertainment, was responsible for the international build-out of Sony Channels, including Sony channels in India and the AXN channels in Asia, as well as channels in many markets around the world.

Both Sloan and Sagansky are expected to join the board of directors of Videocon d2h.

Sloan said: "U.S. investor interest in the transaction has been strong as it affords U.S. investors the opportunity to participate early in the U.S. listing of Videocon d2h, which is the fastest growing DTH Pay-TV operator in India, the fastest growing pay TV market in the world. Beyond this very significant organic growth, we will be exploring numerous possibilities for the company to expand as a force in India's developing media business."

Sagansky added: "Until now, most of the investments in Indian media have focused on content. But the powerful Videocon d2h platform can participate in sector growth in multiple ways including subscriber growth, advertising and channel creation. We'd like to congratulate Saurabh Dhoot and his talented team at Videocon d2h for all of their accomplishments which have been achieved in a very short period of time."

Saurabh Dhoot, Executive Director of Videocon d2h, commented: "This transaction and NASDAQ listing is a testament to what my team has been able accomplish. The digitalization mandate in India will represent a catalyst for growth in the DTH sector in our country. With Videocon d2h's industry leading technology, differentiated programming and dedicated call centers which deliver exceptional customer service, our platform is well positioned for future growth. We are very pleased to be partners with Harry and Jeff and benefit from their decades of experience in media platforms and content."

Information Concerning Forward-Looking Statements

This press release includes "forward looking statements" within the meaning of the "safe harbor" provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements with respect to the expected performance, strategies, prospects and other aspects of the business of Videocon d2h are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: the risk that the transaction disrupts current plans and operations; he ability to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition, the ability of Videocon d2h to grow and manage growth profitably, effectively direct proceeds received in the transaction, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; changes in applicable laws or regulations; the possibility that Videocon d2h may be adversely affected by other economic, business, and/or competitive factors; and ) other risks and uncertainties indicated from time to time in filings by Videocon d2h with the SEC, including those under "Risk Factors" therein. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Videocon 2dh undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.